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                                                                   EXHIBIT 10.16

                             CONVENTION AGREEMENT
                               LAS VEGAS HILTON
                                March 19, 1998
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                             CONVENTION AGREEMENT
                               LAS VEGAS HILTON
                                March 19, 1998


COMPANY NAME                      MAGIC INTERNATIONAL

NAME OF EVENT                     Fall 1998 Show

CONTACT                           Mr. Joe Loggia
                                  President
                                  MAGIC INTERNATIONAL
                                  6200 Canoga Ave. - Suite 303
                                  Woodland Hills, CA 91367

TELEPHONE NUMBER                  (818) 593-5000

PREPARED BY                       Thomas E. Page, Vice President of Sales

HEADQUARTERS HOTEL                LAS VEGAS HILTON

DATE ROOMS RESERVED               August 26-September 5, 1998

GUEST ROOM COMMITMENT             2,400
INCLUDING SUITES

                      ROOM ARRIVAL AND DEPARTURE PATTERN

   DAYS               DATES             ARRIVAL            DEPARTURE    IN-HOUSE

Wednesday           August 26              30                   0            30
Thursday            August 27              30                   0            60
Friday              August 28             240                   0           300
Saturday            August 29             400                   0           700
Sunday              August 30           1,465                   0         2,165
Monday              August 31              35                   0         2,400
Tuesday             September 1             0                   0         2,400
Wednesday           September 2             0                 280         2,120
Thursday            September 3             0               1,220           900
Friday              September 4             0                 830            70
Saturday            September 5             0                  70             0

                                                      TOTAL ROOM NIGHTS: 11,145
                                                                         ------

Suite Commitment: 100 suites are included in the overall room commitment.
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                          GUEST ROOM AND SUITE RATES

At this time, we are pleased to confirm the following special convention rate to apply over the above dates, as follows:

                        Singles/Doubles/Twins:         $179.00
                        Additional person:              $25.00

All room rates are net non-commissionable and are quoted exclusive of appropriate state and local taxes, which currently are nine percent (9%). Suites will be provided at the published/prevailing rate in effect at the time of your meeting.

The above rates are inclusive of a $2.00 per room night rebate to be credited to the MAGIC master account at the conclusion of the event.

                                  CUTOFF DATE

All the rooms provided for in your room block will be reserved on a definite basis for you upon signing of this contract. In order to assign specific room types to your attendees we ask that all room requests be received thirty (30) days prior to your major arrival day of SUNDAY, AUGUST 20, 1998. After that date, the hotel will continue to hold any rooms in your block not assigned to a specific attendee of your group if you pay for them in full at that time. Advance payments will be refunded by the hotel after your convention dates if rooms you paid for in advance were later paid for by your attendees. If you prefer, after consultation with you, the hotel will offer unassigned rooms in your block to other individuals or groups in an effort to reduce damages you may be required to pay pursuant to the Performance Clause as outlined in this agreement. Members of your group may still request rooms after the cut off date of JULY 30, 1998. Such rooms will be available at the hotel's prevailing rate.

                                 RESERVATIONS

We understand that reservations for your meeting will be made by rooming list. The LAS VEGAS HILTON will make reasonable efforts to ensure that reservations for your meeting are not accepted from individuals who are not identified on the list. MAGIC INTERNATIONAL agrees to provide the rooming list to the LAS VEGAS HILTON's Sales/Convention Service Department no later than JULY 30 1998.

                            CHECK-IN/CHECK-OUT TIME

The LAS VEGAS HILTON's check-in time is 3:00 p.m., and its check-out time is 12:00 noon. All guests arriving before 3:00 p.m. will be accommodated as rooms become available. The LAS

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VEGAS HILTON's bell captain can arrange to check baggage for guests arriving early if rooms are unavailable and for guests attending functions on departure day.

                                   DEPOSITS

All reservations will require a one (1) night advance deposit per room, plus tax, to guarantee accommodations. All non-guaranteed reservations are subject to cancellation two (2) weeks after the date the reservation is made. The hotel will accept all major credit cards for advance deposit. All advance reservation deposits are completely refundable if cancelled two (2) weeks prior to arrival. Checks and major credit cards are acceptable to establish prepayment. All credit cards used to prepay will be charged immediately. The hotel will deduct any collected non-refundable prepayment fees from the amount you may owe as performance or cancellation damages.

                         GUARANTEED ROOM AVAILABILITY

If confirmed rooms are not available on the arrival date for any reason caused by the LAS VEGAS HILTON (except accident, fire, water damage or other conditions beyond the control of the LAS VEGAS HILTON), the LAS VEGAS HILTON will provide to the individual a comparable room in another hotel and will pay for the first night's lodging and transportation to and from the other hotel.

                              COMPLIMENTARY ROOMS

In consideration of your guest room commitment, we are pleased to extend one (1) complimentary room night per every fifty (50) revenue room nights actually utilized by your MAGIC INTERNATIONAL. Our standard one-bedroom suites are counted as three (3) units, a standard two-bedroom suite is counted as four (4) units, 28th/29th Floor luxury one-bedroom suites are counted as five (5) units. MAGIC INTERNATIONAL agrees to provide a list of names in order of preference for complimentary room assignment. Complimentary units earned will be credited to your master account at the conclusion of your convention/meeting.

In addition to the above and for the privilege of serving as your headquarters hotel, we are pleased to provide one (1) luxury 2-bedroom suite complimentary over and above our standard policy. This suite is reserved for arrival on Friday, August 28, 1998 and departure on Friday, September 4, 1998.

                      CREDIT ARRANGEMENTS/MASTER ACCOUNT

It is understood and agreed that hotel will establish a Master Account for your meeting or credit arrangements for payment after your meeting if an application for credit has been approved in advance and in writing by the LAS VEGAS HILTON's Credit Manager. Such application will be submitted to hotel no later than JULY 15, 1998. The specific terms and conditions of any such Master Account or Credit Arrangement will be determined by mutual agreement of the parties.

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                      CREDIT ARRANGEMENTS/MASTER ACCOUNT
                                  (continued)

It is agreed and understood that all individuals attending your meeting will be responsible for their own room, tax and incidental charges upon checkout unless MAGIC INTERNATIONAL specifically authorizes that these charges may be made to the Master Account with the above procedures. If a Master Account is established, or if credit arrangements are made, hotel reserves the right to request a deposit be made in an amount determined by hotel.

If a Master Account is not established or if credit arrangements are not made, MAGIC INTERNATIONAL agrees to one hundred percent (100%) pre-payment.

Should the master account remain unpaid after 60 days, in addition to its other remedies, MAGIC INTERNATIONAL and the LAS VEGAS HILTON agree that the LAS VEGAS HILTON, at its sole option, may elect to cancel any subsequent arrangements agreed upon herein or any agreements separately made by that time between MAGIC INTERNATIONAL and the LAS VEGAS HILTON of additional conventions/meetings to be held in the future, and that in such event, no fees, charges, damages or penalties shall be due from the LAS VEGAS HILTON as a result of the cancellation and no claim shall be brought against the LAS VEGAS HILTON as a result of the cancellation.

                                FUNCTION SPACE

At this time, we are protecting the following public space for your use:

      6:00am Saturday, August 29, 1998 to 5:00pm Friday, September 4, 1998
      --------------------------------------------------------------------
                                   BALLROOM
                                   PAVILION
                                 HILTON CENTER

     2:00pm Sunday, August 30, 1998 to 11:59pm Thursday, September 3, 1998
     ---------------------------------------------------------------------
                                  BOARD ROOM
                             CONFERENCE ROOM 1-14
                               EAST TOWER SALONS

If extensive meeting room set-ups or elaborate staging is required, there will be a setup charge to reimburse the LAS VEGAS HILTON for this cost and the additional labor.

The LAS VEGAS HILTON reserves the night to charge a rental fee pursuant to the hotel's fee schedule attached, for meeting space and function space utilized by suppliers, allied and affiliated groups who are conducting meetings or holding functions in conjunction with the MAGIC INTERNATIONAL'S convention.

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                                FUNCTION SPACE
                                  (continued)

A schedule of our rental prices as of the date of this Agreement is attached. However, for purposes of this paragraph, rental price will be that price in effect at the time of your meeting.

                               BANQUET SERVICES

Menu prices for planned food and beverage functions will be established not earlier than six (6) months prior to your convention/meeting. The LAS VEGAS HILTON agrees to provide copies of proposed menus upon request. It is understood and agreed that prices quoted in such menus do not include taxes and gratuities, which are currently seven percent (7%) tax and seventeen percent (17%) gratuity.

The Las Vegas Hilton is licensed to serve food and beverages. No food or beverages may be brought into the Las Vegas Hilton by MAGIC INTERNATIONAL for service at an event.

                                 EXHIBIT SPACE

          Type, Size, and Number: T.B.A.

          Set-Up Date:        Saturday-August 29, 1998
          Hour for Set-Up:    6:00am

          TearDown Date:      Friday-September 4, 1998
          Hour for Complete Removal from Hotel: 5:00pm

The rental rate for exhibitor space will be the greater of thirty-two cents ($0.32) per net square foot or $11,000.00 per show day for the Hilton Center; forty-two cents ($0.42) per net square foot or a flat rate of $9,000.00 per show day for the Pavilion; and fifty-two cents ($0.52) per net square foot or flat rate of $9,000.00 per show day for the Ballroom. There will be no charge for move-in or move-out.

                         HOTEL GUIDELINES FOR EXHIBITS

A. Use of exhibit space does not include drayage, decoration such as tables and chairs, guard service, labor such as carpenters, electricians, plumbers and draperymen, cleaning of booths and aisles, booth and aisle carpeting, storage space for crates.

B.   Hotel unfortunately does not have storage space for crates.

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                         HOTEL GUIDELINES FOR EXHIBTS
                                  (continued)

C. MAGIC INTERNATIONAL agrees on behalf of itself and the Exhibitors to indemnify and hold harmless hotel and its servicing agents from any and all liability resulting from damage or accident that might ensue from any cause resulting or connected with the transportation, placement, removal or display of exhibits. MAGIC INTERNATIONAL agrees to the terms and conditions of the Responsibility Clause attached hereto and marked Exhibit A.

D. MAGIC INTERNATIONAL agrees to be responsible for obtaining any necessary governmental approvals of exhibit plans.

E. MAGIC INTERNATIONAL agrees to submit to the LAS VEGAS HILTON a copy of the Exhibitors Contract before it is sent to exhibitors.

F. Cleaning of Facilities: The LAS VEGAS HILTON will provide the exhibit space in a clean condition. "Exhibit space" means exhibit floor, pantry areas, freight dock areas and dumpsters. It is the responsibility of the Convention Service companies to return these facilities in the same clean condition, or a charge will be assessed.

                                   SECURITY

If required, in our sole judgment, in order to maintain adequate security measures in light of the size and/or nature of your function, you will provide, at your expense, security personnel supplied by a reputable licensed guard or security agency doing business in the city or county in which we are located, which agency will be subject to our prior approval.

                         CONVENTION SERVICE PROCEDURES

At the time this agreement is executed, our Convention Services Department will forward an outline of our standard convention procedures. This outline is designed to assist you in preparation of your event.

                                MEETING PLANNERS

MAGIC INTERNATIONAL hereby acknowledges and warrants that the LAS VEGAS HILTON is not responsible to any meeting planner, organizer, or other third party hired by MAGIC INTERNATIONAL to assist with the development, marketing, organization, or implementation of the convention/meeting. MAGIC INTERNATIONAL agrees to indemnify and hold harmless the LAS VEGAS HILTON from and against any and all claims made by any such third parties.

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                              CANCELLATION POLICY

The LAS VEGAS HILTON has agreed to offer the favorable terms presented to MAGIC INTERNATIONAL based on its expectation that your event will generate revenue to the LAS VEGAS HILTON from sleeping rooms, function space usage, food and beverage events and ancillary services such as restaurant outlets, telephone, movies, room service and other services offered by the hotel at additional cost to guests. If your event does not take place at this hotel for any reason, LAS VEGAS HILTON will not only have lost this revenue, but will incur the costs involved in attempting to find other individuals or groups to replace the lost business. The closer in time to the date of your event that a cancellation occurs, the less likely it is that the LAS VEGAS HILTON will be able to replace any or all of your business.

MAGIC INTERNATIONAL agrees that should it change its meeting site to another hotel, or cancel this commitment for any reason except as defined below, actual damages would be difficult to determine. The following schedule represents a reasonable effort on behalf of the LAS VEGAS HILTON to establish its actual damages for such cancellation. It is agreed that such schedule shall represent liquidated damage to be paid by MAGIC INTERNATIONAL for cancellation of this contract.

Cancellation within one (1) year of convention date:

-- 60% of anticipated gross revenues (derived from sleeping rooms, food and beverage functions and ancillary enterprises) if your meeting was held as scheduled.

In the event that this meeting is canceled prior to the time that specific sleeping room rates are agreed upon, menu prices are established, or exhibit space rates are established, then our current room rates, current menu prices and current exhibit space rates, as set forth herein, will be used in calculating the hotel's anticipated gross revenues. Ancillary revenues will be calculated using the average daily per occupied room ancillary revenue for the same month as the convention from the most recent year available.

                                 FORCE MAJEURE

Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, Acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, enemy or hostile governmental actions, civil commotion, riots, fires, floods, explosions, quarantine, power shortages, power outages, or other causes beyond the reasonable control of the party obligated to perform shall excuse the performance by such party for a period of time equal to such prevention, delay or stoppage. However, if the length of the prevention, delay or stoppage on the party of one party as a result of a force majeure is such that continuation of the contract becomes commercially impractical, the other party may terminate the

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                                 FORCE MAJEURE
                                  (continued)

contract upon notice to the party which is unable to perform, and neither party shall have any further liability to the other party.

                        AMERICANS WITH DISABILITIES ACT

The hotel represents and MAGIC INTERNATIONAL acknowledges that beginning on January 1, 1992, and continuing thereafter in accordance with the compliance dates established or required under Title III of the Americans With Disabilities Act and the regulations promulgated thereunder ("ADA"), the hotel facilities being rented to MAGIC INTERNATIONAL under this Agreement, its guest rooms, common areas and its transportation services will be in compliance with the public accommodation requirements of the ADA.

                                AUXILIARY AIDS

MAGIC INTERNATIONAL agrees that by JUNE 26, 1998, it will furnish to the hotel a list of any auxiliary aids needed in any meeting room or function space by its attendees. Should such auxiliary aids be required, MAGIC INTERNATIONAL shall pay all charges associated with the acquisition, rental or provision of such aids.

When requests for sleeping room assignments are made, please ask your attendees to notify the hotel of their auxiliary aid needs, so that we may notify you as to the names of businesses with which you may contract to obtain those aids.

                                 OPTION STATUS

These arrangements are first-come, first serve. Space is confirmed definitely only after receipt of the signed and counter-signed agreement. By signing and returning this Agreement to the LAS VEGAS HILTON, you will enable the LAS VEGAS HILTON to establish these arrangements on a definite basis, provided the dates can be cleared.

                                   INSURANCE

You agree, if requested by us, to obtain and keep in force, during the term of its occupancy and use of our premises for your event, policies of general liability insurance, specifically referring to and including the contractual liability referred to in the indemnification paragraph above, premises operations, broad form property damage, independent contractors coverage, and personal injury liability with limits of $1,000,000.00 with such responsible insurance companies satisfactory to us; and, if applicable, worker's compensation insurance to statutory limits, employer's liability insurance with limits of $100,000.00 and automobile liability insurance covering all owned, non-owned and hired vehicles with limits satisfactory to us. The lndemnitees named below shall be

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named as additional insured under the policies required by this paragraph. Your insurance will be considered primary of any similar insurance carried by us. You agree to deliver to us at least three (3) days prior to your event copies of certificates of insurance for each policy required by us.

                                INDEMNIFICATION

To the extent permitted by law, you agree to protect, indemnify, defend and hold harmless the Las Vegas Hilton Corporation, its parents, subsidiaries, affiliates, successors and assigns, and the officers, directors, agents and employees of each of them (collectively the "Indemnitee") against all claims, losses or damages to persons or property, governmental charges or fines, and cost (including reasonable attorney's fees), arising out of or connected with your function, except those claims arising out of the negligence or willful misconduct of hotel, its employees, officers, directors and agents. MAGIC INTERNATIONAL'S indemnity obligations shall survive the termination of this Agreement regardless of the reason for termination.

                               ENTIRE AGREEMENT

This agreement contains the entire agreement of the parties and supersedes all previous agreements and understandings of the parties, written or oral. This Agreement may be amended only in a writing signed by the parties.

                                 SEVERABILITY

In the event a portion of this Agreement is declared invalid by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect, unaffected by such declaration of invalidity. If the liquidated damages provisions relating to the Performance Clause or Cancellation Policy are declared to be invalid or unenforceable, the Las Vegas Hilton shall be entitled to recover all of its actual damages for breach of these provisions.

                                  ASSIGNMENT

This Agreement may not be assigned by MAGIC INTERNATIONAL without the prior written consent of the Las Vegas Hilton, and shall be binding upon the successors and permissible assignees of the parties.

                 LEGAL ACTION; ATTORNEY'S FEES; GOVERNING LAW

In the event of breach of this Agreement, the non-breaching party shall have the remedies set forth herein and all remedies available at law or in equity. In the event an action is commenced to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to payment

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                 LEGAL ACTION; ATTORNEY'S FEES; GOVERNING LAW
                                  (continued)

of its reasonable attorney's fees by the losing party. Any such action must be brought in Clark County, Nevada. This Agreement shall be governed by Nevada law.

                                    NOTICE

In the event it is necessary or desirable to give notice under the terms of this Agreement, such notice shall be given by certified mail, return receipt requested, by telefax or by a recognized overnight courier. Any notice sent by certified mail shall be effective within three days of the date of mailing or upon receipt, whichever is earlier. Notice sent by telefax shall be effective upon confirmed transmission. Notice sent by a recognized overnight courier shall be effective upon receipt. Any notice to the Las Vegas Hilton hereunder shall be sent to 3000 Paradise Road, Las Vegas, Nevada 89109; Attention: Vice President of Sales. Any notice to MAGIC INTERNATIONAL hereunder shall be sent to 6200 Canoga Ave., Suite 303, Woodland Hills, CA 91367. The parties may designate in writing a new address for purposes of notice.

                                 AUTHORIZATION

MAGIC INTERNATIONAL and the LAS VEGAS HILTON warrant and represent that the executive signing this Agreement has authority to bind the MAGIC INTERNATIONAL and the LAS VEGAS HILTON to the commitments made herein and such action is taken with the full knowledge and approval of the governing body of the MAGIC INTERNATIONAL and management of the LAS VEGAS HILTON.

IN WITNESS WHEREOF, the parties have signed this Agreement the day and year indicated below:

LAS VEGAS HILTON CORPORATION                 MAGIC INTERNATIONAL
   dba LAS VEGAS HILTON

By: /s/ Mark Rittorno                        By:
   ______________________________              ____________________________
   Mark Rittorno
   Sr. Vice President-Hotel Operations

By: /s/ Thomas E. Page                       By:
   ______________________________               ____________________________
   Thomas E. Page
   Vice President of Sales

By:                                          By:
   ______________________________               ____________________________
   Gregg Weiler
   Director of Sales

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Date:______________________________          Date:____________________________

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                                   EXHIBIT A
                                   ---------

                      RESPONSIBILITY CLAUSE FOR EXHIBITS

The MAGIC INTERNATIONAL shall assume responsibility for any claims arising out of the use of the exhibition premises of the LAS VEGAS HILTON. In this regard, the MAGIC INTERNATIONAL agrees to indemnify and defend the LAS VEGAS HILTON and its Owners, agents and employees against any claims or expenses arising out of the use of the exhibition premises.

The MAGIC INTERNATIONAL agrees to obtain and maintain during the use of the exhibition premises, Comprehensive General Liability Insurance, including contractual liability covering the MAGIC INTERNATIONAL'S indemnity in this Responsibility Clause. Such insurance shall be in the amount of not less than $1,000,000 combined single lime for personal injury and property damage. The LAS VEGAS HILTON, its Owners and Hilton LAS VEGAS HILTON'S Corporation shall be named as additional insured on such policy, and MAGIC INTERNATIONAL shall supply the LAS VEGAS HILTON with Certificates of Insurance at least 30 days prior to the use of the exhibition premises.

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